Exhibit 16.1

November 4, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentleman:

We are the former independent registered public accounting firm for NTN Buzztime, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 16.1 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated November 1, 2020 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Squar Milner LLP
Squar Milner LLP